[Letterhead of Jones, Jensen & Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------



U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Pandora's Golden Box, a Nevada corporation (the "Registrant"), SEC File No. 0-23819, to be filed on or about February 22, 1999, covering the registration and issuance of 600,000 post-split shares of common stock to two individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1997 and 1996, dated March 10, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Jones, Jensen & Company
Certified Public Accountants
February 18, 1999